Exhibit 99.1

SEC Closes Informal Inquiry of USANA

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences Inc. (NASDAQ:USNA) announced today it has received a letter from the Salt Lake Regional Office of the Securities & Exchange Commission stating it has completed the informal inquiry regarding the company and is not recommending any enforcement action be taken.

USANA voluntarily disclosed the SEC’s informal inquiry in March 2007, which the company believes was related to assertions appearing in the mass media. The company cooperated fully with the SEC during its inquiry.

“USANA greatly appreciates the diligence of the SEC in completing its informal inquiry, and we are pleased to put this matter behind us,” said David A. Wentz, president of USANA Health Sciences Inc. “We have always been confident about the integrity of our company and take pride in our direct selling business model. All of us at USANA look forward to continuing to provide our tens of thousands of Associates and Preferred Customers worldwide with the finest nutritional products and an excellent home-based business opportunity.”

About USANA

USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

CONTACT:
Investors Contact:
USANA Health Sciences Inc.
Riley Timmer, Investor Relations, (801) 954-7100
investor.relations@us.usana.com
or
Media contact:
Edelman
Joe Poulos, (312) 240-2719